Exhibit 3

GLOBAL BEVERAGES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2009

	Global Beverages, Inc.	Asia Distribution Solutions		Pro Forma Adjustments	Pro Forma

Assets

Current Assets
Cash and cash equivalents	$(38,816)	$147,222			$108,406
Accounts receivable	760,313	504,254			1,264,567
Inventory	3,362,528	632,943			3,995,471
Prepaid expenses	-	30,284			30,284
Due from related party	-	1,687,382			1,687,382
Other receivables	-	422,802			422,802
Total Current Assets	4,084,025	3,424,887			7,508,912

Fixed assets, net	3,528,013	8,257			3,536,270

Other Assets
Deposits	190,961	560,607			751,568
Goodwill	-	4,954,210			4,954,210
Investment in subisiaries	-		1	26,637,465	-
			2	(26,637,465)
Intangible	19,459,248	210,350	2	18,776,693	38,446,291
Total Current Assets	19,650,209	5,725,167		18,776,693	44,152,069

Total Assets	$27,262,247	$9,158,311		$18,776,693	$55,197,251

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable and accrued expenses	$1,929,056	$98,782		-	$2,027,838
Loan payable	13,095	-			13,095
Due to related party	3,396,616	1,666,357			5,062,973
Deferred revenue	-	14,464			14,464
Provision for income tax	-	138,287			138,287
Line of credit	-	568,540			568,540
Capital lease, current portion	42,539	-			42,539
Other payable	-	138,499			138,499
Total Current Liabilites	5,381,306	2,624,929			8,006,235

Long-term debt, net of current portion	4,627,379	-			4,627,379
Total Liabilities	10,008,685	2,624,929			12,633,614

Stockholders' Equity
Common stock	39,390	637,780	1	49,107	88,497
			2	(637,780)
Preferred stock	55				55
Subscription receivable	(66,000)	-			(66,000)
Additional paid in capital	30,851,807	6,587,468	1	26,588,358	57,440,165
			2	(6,587,468)
Share option reserve	-	227,224	2	(227,224)	-
Other comprehensive income	(456,752)	95,180	2	(95,180)	(456,752)
Retained earnings (deficits)	(13,114,938)	(1,014,270)	2	(313,120)	(14,442,328)
				-
Total Stockholders' Equity	17,253,562	6,533,382		18,776,693	42,563,637
Total Liabilities and Stockholders' Equity	$27,262,247	$9,158,311			$55,197,251

GLOBAL BEVERAGES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
FOR THE FISCAL YEAR JULY 1, 2008 THROUGH JUNE 30, 2009

	Global Beverages, Inc.	Asia Distribution Solutions	Pro Forma Adjustments	Pro Forma

Sales revenue	$2,162,966	$5,256,669		$7,419,635

	2,162,966	5,256,669		7,419,635

Cost of goods sold	1,983,571	4,723,226		6,706,797

	1,983,571	4,723,226		6,706,797

Gross Profit	179,395	533,443		712,838

General, selling and administrative expenses	1,412,188	932,380	-	2,344,568

Operating income ( loss )	(1,232,793)	(398,937)	-	(1,631,730)

Nonoperating (income) expense

Interest income	(3,852)	59,918		56,066
Other (income) expenses, net	7,060	711,220		718,280
Merger and acquisition costs	1,007,836	-		1,007,836
Gain on sale of fixed assets	(1,843)	-		(1,843)
Interest expense	575,758	-		575,758
Total nonoperating (income) expenses	1,584,959	771,138		2,356,097
Income ( loss ) before provision for income tax	(2,817,752)	(1,170,075)		(3,987,827)
Provision for income taxes	-	157,315		157,315

Net income ( loss )	$(2,817,752)	$(1,327,390)	-	$(4,145,142)

Eliminations

1	Investment in sub.	26,637,465
	Common Stock		49,107
	Additional paid in capital		26,588,358

	Investment in ADSL

2	Registered share capital	637,780
	Additional paid in capital	6,587,468
	Share option reserve	227,224
	Retained earnings	313,120
	Other comprehensice income	95,180
	Intangible assets	18,776,693
	To Investment in subsidiary		26,637,465

	Consolidating entry for ADSL